SELLING GROUP AGREEMENT

Between:

U.S. Boston Capital Corporation
55 Old Bedford Road
Lincoln, MA 01773

And

Firm Name:  _________________________________________________________________

Firm Address:   ______________________________________________________________

U.S. Boston Capital Corporation ("USBCC") has been appointed to serve as principal underwriter as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), for the shares ("Shares") of the investment company portfolios of the Pear Tree Funds as specified by USBCC from time to time. The specified portfolios are hereafter referred to individually as a "Fund" and collectively as the "Funds."

We are hereby inviting you to participate in the selling group and, subject to the terms and conditions set forth below, to make available to your customers the Shares. By your acceptance hereof, you agree to find purchasers for the Shares, to purchase Shares only from us or from your customers, and to act only as agent for your customers or dealer for your own account, with no authority to act as agent for the Funds, for us or for any other dealer in any respect.

1.           Acceptance of Orders.

Orders received from you will be accepted only at the public offering price applicable to each order.  The public offering price shall be the applicable net asset value per Share described in the Prospectus of the Fund.  When acting as agent for your customers, you agree to place orders for Shares immediately upon the receipt of, and in the same amount as, orders from your customers. You will not transmit and we will not accept from you on any basis a conditional order from you for the purchase or redemption of Shares. You are authorized to: (i) place orders directly with a Fund for the purchase of Shares, and (ii) tender Shares directly to a Fund for redemption, in each case subject to the terms and conditions set forth in the applicable then-current Fund prospectus (the "Prospectus," which for purposes of this agreement includes the Statement of Additional Information incorporated by reference therein and any applicable supplements or amendments) and any operating procedures and policies established by us from time to time.

2.           Rule 12b-1 Plans.

(a)
As consideration for your providing distribution and marketing services in the promotion of the sale of Shares subject to a plan adopted by the Funds for certain classes of Shares pursuant to Rule 12b-1 under the 1940 Act, and for providing personal services to, and/or the maintenance of the accounts of, your customers who invest in and own such Shares, USBCC (and not the Funds) shall pay such fee, if any, to you on Shares which are owned by you as nominee for your customers or which are owned by those customers of your Firm whose records, as maintained by such Fund or its agent, designate your Firm as the customer's dealer of record. Any fee payable hereunder is as described in the Prospectus and as set forth in a fee schedule issued by USBCC. Such schedule is subject to change or discontinuance by USBCC from time to time upon notice to you. Further, any fee payable hereunder shall be computed and accrued daily and for each quarter shall be based on the average daily net asset value of the relevant Shares. No such fee will be paid to you if the amount of such fee based upon the aggregate value of your customer's Shares in the Funds for the quarter will be less than $25.00.

(b)
The provisions of this Section 2 may be terminated with respect to any Shares in accordance with the provisions of Rule 12b-1 under the 1940 Act or the rules of the Financial Industry Regulatory Authority (the "FINRA") and thereafter no such fee will be paid to you.

(c)	You agree to furnish USBCC and the Trustees of any Fund with such information as shall reasonably be requested by the Trustees with respect to the fees paid to you pursuant to this Section 2.

(d)
Consistent with FINRA policies as amended or interpreted from time to time: (i) you waive payment of amounts due from us pursuant to this Section 3 until we are in receipt of the fees with respect to the relevant Shares; and (ii) our liability for amounts payable to you is limited solely to the proceeds of the fees received by us on the relevant Shares.

3.           Payment for Shares.

Payment for Shares sold through you shall be made on or before the settlement date specified in the applicable confirmation (generally within three business days of USBCC's acceptance of such order or such shorter time as may be required by law), and by check payable to the order of such Fund or, if applicable, by Federal Funds wire for credit to such Fund, in accordance with instructions that we will periodically issue to you. Each Fund reserves the right to delay issuance of Shares until such check has cleared. If we do not timely receive payment, we reserve the right, without notice, to cancel the sale. Unless other instructions are received by us on or before the settlement date, orders accepted by us may be placed in an open account in your name. If such payment or instructions are not timely received by us, we may hold you responsible for any expense or loss, including loss of profit, suffered by us or by such Fund resulting from your failure to make such payment.

4.           Manner of Offering.

(a)
No person is authorized to make or rely on any representations concerning Shares except those contained in the Prospectus and in any sales literature or other material issued by USBCC supplemental to such Prospectus, and used in conformity with applicable rules or conditions. Shares shall only be offered by means of the Prospectus, and you shall be obligated to deliver such Prospectus to your customers in accordance with all applicable federal and state securities laws and regulations, including without limitation the rules of the FINRA. All offerings of Shares by you shall be subject to the conditions set forth in the Prospectus (including the minimum purchase amount) and to the terms and conditions herein set forth. The Fund's transfer agent will furnish additional copies of the Prospectuses and such sales literature and other material issued by us in reasonable quantities upon request. You will provide all customers with the Prospectus and any required point of sale disclosure document(s) prior to or at the time such customer purchases Shares in accordance with applicable federal and state securities laws and regulations, including without limitation the Securities Act of 1933, as amended (the "1933 Act"), and promptly will forward to USBCC any customer request for a copy of the applicable Statement of Additional Information. You agree that you will not use any other offering materials for the Funds without USBCC's prior written consent.

(b)
Sales and exchanges of Shares only may be made in those states and jurisdictions where the Shares are registered or qualified for sale to the public. USBCC agrees to advise you of the identity of those states and jurisdictions in which the Shares are registered or qualified for sale, and you agree to indemnify USBCC and/or the Funds for any claim, liability, expense or loss in any way arising out of a sale of Shares in any state or jurisdiction in which such Shares are not so registered or qualified. In the event that you offer Shares outside the United States, you agree to comply with the applicable laws, rules and regulations of the regulatory authority having jurisdiction over such sales, including any regulations of United States military authorities applicable to solicitations to military personnel.

(c)	As distributor of the Shares, USBCC shall have the authority to take such action as USBCC may reasonably determine advisable in respect of all matters pertaining to the distribution of such Shares.

(d)
USBCC shall have the unconditional right to accept or reject orders for the purchase of Shares. It is understood that for the purposes hereof no Share shall be considered to have been sold by you and no compensation will be payable to you with respect to any order for Shares which is rejected by a Fund or USBCC. Any consideration that you may receive in connection with a rejected purchase order will be returned promptly. The Fund's transfer agent will transmit confirmations of all accepted purchase orders for Shares to the investor or to you, if authorized.

(e)	You agree that it is your responsibility to determine the suitability of any Shares as investments for your customers, and that we have no responsibility for such determination.

5.           Redemption and Repurchase of Shares.

If you purchase Shares from any customer in connection with repurchase arrangements offered by a Fund, you agree to pay such customer not less than the applicable repurchase price as established by the Prospectus. Any order placed by you for the repurchase of Shares is subject to the timely receipt by the Fund's transfer agent of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case you agree to be responsible for any loss resulting to the Fund or to USBCC from such cancellation.

6.           Order Processing Controls.

(a)
You represent that you have and will maintain policies and procedures in place to ensure that orders for the purchase and redemption of Shares in proper form received by you prior to the earlier of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time) or such other time as may be designated in the Prospectus from time to time ("Close of Trading") are segregated from orders received by you after the Close of Trading and that such orders are properly transmitted to us for execution at the net asset value calculated as of the next Close of Trading following receipt of such orders.

(b)
You appoint the transfer agent for each Fund as your agent to execute customers' purchases of Shares sold in accordance with the terms and provisions of any account, program, plan or service established or used by your customers (referred to herein as the "account") and to confirm each such purchase to your customers on your behalf, and you guarantee the legal capacity of your customers so purchasing Shares and any co-owners of such Shares.  All sales of Shares sold through you hereunder shall be deemed to be made in Lincoln, Massachusetts and title to such Shares shall pass in Lincoln, Massachusetts.

(c)
You agree to disclose your compensation under this Agreement, together with any other compensation you receive in connection with your customers' investment in the Funds to your customers as required by applicable law.

(d)
In accordance with FINRA Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Conduct Rule 2110 and other applicable rules and regulations), you represent that you have reviewed your policies and procedures to ensure that they are adequate with respect to preventing violations of law and Prospectus requirements related to timely order-taking and excessive trading activity. You represent that you will be responsible for the collection and payment to the Fund of any redemption fees based upon the terms outlined in the Prospectus. In addition, you agree that you will comply with any restrictions and/or limitations on exchanges described in each Fund's Prospectus.

(e)
You agree that all purchases of Shares shall be made only to cover orders already received by you. You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding. You hereby warrant that each transaction which you initiate will have been authorized by your customer prior to initiation.

7.	Compliance with Anti-Money Laundering Requirements and Economic Sanctions Programs

(a)
Each of us agrees to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the "PATRIOT Act"), its implementing regulations, and applicable rules adopted thereunder. Each of us further agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets control to the extent applicable.

(b)
As required by the PATRIOT Act, you certify to the extent applicable that you have a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function. You represent that you have taken or shall take appropriate steps to establish and document the identity of a customer when the customer first applies to invest in a Fund (as defined in Paragraph 8(g) below).  In respect of each subscription of Shares (as defined in Paragraph 8(g) below) by a customer you shall observe any and all anti-money laundering and other investor or customer identification requirements applicable in respect of such subscription, including but not limited to, obtaining evidence of the identity of a particular investor, such investor's business or occupation and inquiries concerning the source of the monies used. In particular, you shall not open an account if you have knowledge that such order is part of an effort to conceal funds derived directly or indirectly from any illegal activity, including trafficking in illegal drugs, terrorism or organized crime. You agree to monitor for suspicious transactions and to assist us in monitoring such transactions upon the request of the Funds. Further, you undertake to submit your activities related to this Agreement to all binding laws, rules and regulations applicable to such activity.  You also agree to provide documentation confirming the status of any entities deemed exempt from the application of customer identification responsibilities along with their account application.  Finally, you agree to retain all related documentation for a period of five (5) years and make such documentation available to a court or other administrative or regulatory body with competent jurisdiction if compelled to do so by applicable law, administrative action or regulation.  You will provide the information described above to USBCC upon our reasonable request. Notwithstanding the foregoing, USBCC and the Funds each reserve the right to refuse to make any payment to a Shareholder (as defined in Paragraph 8(g) below) if USBCC or the Funds suspect or are advised that the payment of such redemption proceeds to such Shareholder might result in a breach of applicable anti-money laundering or other laws, rules or regulations by any person in any relevant jurisdiction or if such refusal is considered necessary or appropriate to ensure compliance of USBCC or the Funds with any such laws, rules or regulations in any relevant jurisdiction. You agree that any order to purchase Shares shall constitute your continued certification of the matters you have certified in this Section 8.

(c)
You agree that if the Funds or USBCC are required to supply information, documentation or guidance to a securities regulatory organization ("SRO") or government department or agency about the customer identification program of the Funds or USBCC or the measures taken to obtain information and to verify the identity of specific clients of the Funds, you shall allow such SRO or government department or agency to examine your files.

(d)
The parties agree to cooperate with one another to satisfy due diligence policies of the Funds, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed reasonably necessary or appropriate by us to ensure compliance with anti-money laundering requirements.

8.           Excessive Trading.

(a)
You acknowledge that the Funds are long-term investments and that excessive trading by some shareholders raises the cost of operating the applicable Fund for the remaining shareholders. You further understand that shareholders with market timing strategies or an established pattern of frequent purchases and redemptions (or exchanges between funds) are not welcome as investors in the Funds. You agree that, in the event that it should come to your attention that any of your customers is engaging in a pattern of purchases, redemptions and/or exchanges of Shares that appears to evidence excessive trading activity, you shall immediately notify USBCC or the Fund's transfer agent of such pattern and shall cooperate fully with us in any investigation and, if deemed necessary or appropriate by us, terminating any such pattern of trading, including, without limitation, by refusing such customer's orders to purchase or exchange Shares. The foregoing shall not limit any other rights that the Funds or USBCC may have from time to time.

(b)           Shareholder Information.

(i)
You agree to provide USBCC or the Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

(ii)
Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. USBCC or the Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(iii)
You agree to transmit the requested information that is on your books and records to USBCC or the Fund or its designee promptly, but in any event not later than 20 business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide to USBCC or the Fund the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by USBCC or the Fund, block further purchases of Fund Shares from such Shareholder accounts.  In such instance, you agree to inform the Fund whether you plan to perform (i) or (ii). Responses required by this Paragraph 8(e) must be communicated in writing and in a format mutually agreed upon by you and USBCC. To the extent practicable, the format for any transaction information provided to USBCC or the Fund should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

(iv)	USBCC agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

(c)
Agreement to Restrict Trading.  You agree to execute written instructions from USBCC or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by USBCC or the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Our instructions will include the TIN, if known by us, and the specific restriction(s) to be executed. If the TIN is not known, our instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other information agreed upon by you and us to which the instruction relates. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you. You will provide written confirmation to us or the Fund that our instructions have been executed as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(d)	Definitions. For purposes of Section 8, the following terms shall have the meaning hereinafter set forth:

(i)
The term “Fund” shall mean any one of the Pear Tree Funds and shall include the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Shares” shall mean the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by you.

(iii)
The term “Shareholder” shall mean the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name.  In the case of retirement plan recordkeepers, the term "Shareholder" shall mean the plan participant notwithstanding that the plan may be deemed to be the beneficial owner of the Shares.

9.           Privacy.

Each of us agrees to comply with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations. The parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P, which may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

10.           Confidential Information.

All books, records, information and data pertaining to the business of the other party ("Confidential Information") that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except: (a) if such information is already publicly available; (b) as may be required solely for the purpose of carrying out a party's duties and responsibilities under this Agreement; (c) as required by order or demand of a court of competent jurisdiction or other governmental or regulatory body or as otherwise required by law; (d) as may be required to be disclosed to a party's attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (e) with the express prior written permission of the other party.  This Section 10 shall survive the termination of this Agreement.

11.           FINRA Matters; Compliance with Laws.

This Agreement is conditioned upon your representation and warranty that you are a member in good standing of the FINRA or, in the alternative, that you are a foreign dealer or other entity not eligible for membership in the FINRA. You and USBCC agree to comply with all applicable federal and state laws, rules and regulations, including without limitation the applicable provisions of the 1933 Act and the applicable rules and regulations of the FINRA.  In addition, you agree to comply with all applicable laws, rules and regulations of any jurisdiction in which you offer or sell, directly or indirectly, any Shares.

12.           Status of Soliciting Dealer.

Nothing herein shall make you a partner with USBCC or render our relationship an association. You are responsible for your own conduct, for the employment, control and conduct of your employees and agents and for injury to such employees or agents or to others through such employees or agents. You assume full responsibility for your employees and agents under applicable laws and agree to pay all employer taxes relating thereto.

13.           Indemnification.

Each of us agrees to indemnify and hold harmless the other party and its affiliates, employees and agents against all losses, costs, fines, liabilities, damages and expenses (including reasonable legal and accounting fees) arising out of (i) such party's negligence or willful misconduct in carrying out its duties and responsibilities under this agreement, and/or (ii) any breach by such party of any material provision of this agreement. Such indemnification shall survive the termination of this Agreement.

14.           Amendment; Restatement; Termination.

(a)
USBCC and each Fund reserves the right, in our discretion upon notice to you, to change or amend any provision of this Agreement or restate this Agreement in its entirety and any such change, amendment or restatement shall become binding on you and USBCC on the date of you first order (purchase, sale, exchange) for Shares of any Fund subsequent to our furnishing a copy of such change, amendment or restatement to you.

(b)
Upon written notice to you, we may change or discontinue any schedule or schedules of dealer discounts, of sales commissions or distribution plan payments.  You hereby agree that you shall have no right or interest in any type or level of discount, sales commission, distribution assistance payment or service fee, or right to expect or to rely upon the continuance in effect of any thereof, and that you have no claim against USBCC or any Fund by virtue of any change or diminution in the rate or amount of, or discontinuance of, any discount, sales commission, distribution assistance payment or service fee in connection with Shares of any Fund.

(c)	USBCC reserves the right in its discretion, without notice, to suspend sales or to withdraw the offering of Shares, in whole or in part, or to make a limited offering of Shares of any Fund.

(d)
Either party may cancel this Agreement upon ten days' written notice to the other.  USBCC may terminate this Agreement for cause upon the violation by you of any of the provisions hereof; such termination to become effective on the date such notice of termination is mailed to you.  Upon your ceasing to be a member of the FINRA, this Agreement shall automatically terminate.

15.           Miscellaneous.

(a)
The parties to this agreement agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding with respect to each party's activities under this Agreement and to promptly notify the other party of any such investigation or proceeding.

(b)
In the event that your account with any Fund represents more than 5% of the outstanding Shares of that Fund, USBCC may request that you confirm its status as a shareholder of record and confirm whether any of your customers owns beneficially more than 5% of the outstanding shares of that Fund through your account. For this purpose, USBCC will indicate in its inquiry the number of Shares that equal 5% of the outstanding Shares. You agree to reply promptly to any such inquiries.

(c)
As general distributor of the Funds, USBCC shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the distribution of Shares.  USBCC shall not be under any obligation to you except for obligations expressly assumed by us in this Agreement.

(d)
All communications to USBCC should be sent to the address above. Any notice to you shall be duly given if mailed, telegraphed or sent by facsimile or electronically to you at the address specified by you below.

(e)	This Agreement shall be construed under the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws provisions thereof.

(g)	This Agreement supersedes any and all prior agreements between us with respect to the subject matter hereof.

(h)	The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
If you are already a member of USBCC's selling group, this Agreement amends and restates our existing agreement(s) and shall become binding on you and USBCC on the date of your first order (purchase, sale or exchange) for Shares of any Fund subsequent to our furnishing a copy of this agreement to you. If you are about to become a new member of our selling group, this Agreement shall become binding upon receipt by USBCC in Lincoln or a counterpart hereof duly accepted and signed by you.

Signature page follows.

Selling Group Agreement  2-11-2014Page of [INSERT PAGE NUMBER]

U.S. Boston Capital Corporation

Date:                      _________________________________________________________________

By:                      _________________________________________________________________
Deborah A. Kessinger, President

If you are about to become a new member of the selling group, please confirm your agreement hereto by signing and returning the enclosed counterpart of this agreement to:  U.S. Boston Capital Corporation, 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, Attention: Legal and Compliance Department.

We Accept This Agreement:

Date:                      _________________________________________________________________

Firm:                      _________________________________________________________________
(Exact Legal Name)

By:                      _________________________________________________________________
(Authorized Signature)

Name:           __________________________________________________________

Title:           __________________________________________________________

Address:                      _________________________________________________________________

Telephone #:                      _________________________________________________________________

Facsimile #:                      _________________________________________________________________

E-Mail:                      _________________________________________________________________

CRD#:                      _________________________________________________________________

For USBCC Use Only
Compliance Review
Dealer No.
FINRA Member
Disclosure

U.S. Boston Capital Corporation
Selling Group Agreement

Sales Commission and Rule 12b-1 Fee Schedule
for the Pear Tree Funds
 (as of December 31, 2013)

Ordinary Shares
Pear Tree Fund	CUSIP	Ticker Symbol	Annual Distribution	Annual Service Fee
Columbia Small Cap	70472Q401	USBNX	0.25%	0.00%
Quality	70472Q203	USBOX	0.25%	0.00%
PanAgora Dynamic Emerging Markets	70472Q880	QFFOX	0.25%	0.00%
Polaris Foreign Value	70472Q708	QFVOX	0.25%	0.00%
Polaris Foreign Value Small Cap	70472Q609	QUSOX	0.25%	0.00%
Pear Tree PanAgora Risk Parity Emerging Markets Fund	70472Q831	RPEMX	0.25%	0.00%

Institutional Shares
Pear Tree Fund	CUSIP	Ticker Symbol	Annual Distribution/ Service Fee
Columbia Small Cap	70472Q302	QBNAX	N/A
Quality	70472Q104	QGIAX	N/A
PanAgora Dynamic Emerging Markets	70472Q872	QEMAX	N/A
Polaris Foreign Value	70472Q807	QFVIX	N/A
Polaris Foreign Value Small Cap	70472Q500	QUSIX	N/A
Pear Tree PanAgora Risk Parity Emerging Markets Fund	70472Q849	EMRPX	N/A

U.S. Boston Capital Corporation
Selling Group Agreement

State Registrations as of February 11, 2014

The Pear Tree Funds are registered in the following states.  Please contact us if you would like to sell in a state in which a Fund is not currently registered.

Pear Tree Funds Registration Status
Ordinary Class Shares
Pear Tree Columbia Small Cap Fund	All States including PR,GU,VI
Pear Tree Quality Fund	All States including PR,GU,VI
Pear Tree PanAgora Risk Parity Emerging Markets Fund	Only Registered In: CA, CO, FL, GA, GU, IN, KY, MA, NH, NJ, OH, OK, MT, PA, UT, VI, WY
Pear Tree PanAgora Dynamic Emerging Markets Fund	All States including PR,GU,VI
Pear Tree Polaris Foreign Value Fund	All States including PR,GU,VI
Pear Tree Polaris Foreign Value Small Cap Fund	All States including PR,GU,VI

Institutional Class Shares
Pear Tree Columbia Small Cap Fund	All States including PR,GU,VI
Pear Tree Quality Fund	Not Registered In: DC, ME, MS, NM, ND, PR, SD, TN, VT, WV
Pear Tree PanAgora Risk Parity Emerging Markets Fund	Only Registered In: CA, CO, FL, GA, GU, IN, KY, MA, NH, NJ, OH, OK, MT, PA, UT, VI, WY
Pear Tree PanAgora Dynamic Emerging Markets Fund	All States including PR,GU,VI
Pear Tree Polaris Foreign Value Fund	All States including PR,GU,VI
Pear Tree Polaris Foreign Value Small Cap Fund	All States including PR,GU,VI

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